As filed with the Securities and Exchange Commission on December 30, 2008
Registration No. 333-147420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SUCAMPO PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	30-0520478
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4520 East-West Highway, Suite 300
Bethesda, Maryland (Address of Principal Executive Offices)	20814 (Zip Code)
2006 Employee Stock Purchase Plan
Amended and Restated 2006 Stock Incentive Plan
Amended and Restated 2001 Stock Incentive Plan
(Full Title of the Plan)
Ryuji Ueno, M.D., Ph.D., Ph.D.,
Chief Executive Officer
Sucampo Pharmaceuticals, Inc.
4520 East-West Highway, Suite 300
Bethesda, Maryland 20814
(Name and Address of Agent For Service)
(301) 961-3400
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
Sucampo Pharmaceuticals, Inc. (“we”, “us” or the “Registrant”), a Delaware corporation formerly named Sucampo Pharma Holdings Inc., files this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8, File No. 333-147420 (the “Original Registration Statement” and, as amended hereby, the “Registration Statement”), as the successor registrant to our wholly owned subsidiary, Sucampo Pharma Americas, Inc. (“Predecessor”), a Delaware corporation formerly named Sucampo Pharmaceuticals, Inc., in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure.
Pursuant to the Agreement and Plan of Reorganization dated December 29, 2008 (the “Merger Agreement”), among us, Predecessor, and Sucampo MS, Inc., a Delaware corporation (the “Merger Sub”), Predecessor reorganized into a holding company structure, effective as of the date of the Merger Agreement, whereby we became the holding company for Predecessor. The holding company organizational structure was effected by a merger (the “Merger”) pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of stockholders.
Prior to the Merger, we were a direct, wholly owned subsidiary of Predecessor and Merger Sub was a direct, wholly owned subsidiary of us. In the Merger, Merger Sub merged with and into Predecessor, with Predecessor continuing as the surviving corporation. We and Merger Sub were organized for the sole purpose of implementing the holding company structure.
In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s Class A common stock, par value $0.01 per share (the “Predecessor Class A Common Stock”), was converted into one share of our Class A common stock, par value $0.01 per share (the “Registrant Class A Common Stock”) and each outstanding share of Predecessor’s Class B common stock, par value $0.01 per share (the “Predecessor Class B Common Stock”), was converted into one share of our Class B common stock, par value $0.01 per share (the “Registrant Class B Common Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Registrant Class A Common Stock and/or Registrant Class B Common Stock, evidencing the same proportional interests in us and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor.
In addition, as part of the Merger, we assumed all of Predecessor’s obligations under the Predecessor’s 2006 Employee Stock Purchase Plan, Amended and Restated 2006 Stock Incentive Plan and Amended and Restated 2001 Stock Incentive Plan (collectively, the “Plans”), and each outstanding option to purchase Predecessor Class A Common Stock and each other right to receive Predecessor Class A Common Stock under the Plans will convert into an option to purchase or right to receive the same number of shares of Registrant Class A Common Stock, with the same rights and conditions as the corresponding Predecessor option and other rights to receive Predecessor Class A Common Stock, under the Plans prior to the Merger.
This Amendment pertains to the adoption by us of the Original Registration Statement covering 13,900,900 shares of Predecessor Class A Common Stock, including (a) 4,250,000 shares of Registrant Class A Common Stock issuable under the 2006 Employee Stock Purchase Plan, (b) 8,500,000 shares of Registrant Class A Common Stock issuable under the Amended and Restated 2006 Stock Incentive Plan and (c) 1,150,900 shares of Registrant Class A Common Stock issuable under the Amended and Restated 2001 Stock Incentive Plan. In accordance with Rule 414 under the Securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt the Original Registration Statement as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the Original Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
     (a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c) The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Cooley Godward Kronish LLP has opined as to the legality of the securities being offered by this Registration Statement.
Item 6. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.
     The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
     The Registrant has entered into agreements to indemnify Dr. Ryuji Ueno, the Registrant’s Chief Executive Officer, Chief Scientific Officer and Chair of the Board of Directors, and each of the Registrant’s other directors. These agreements, among other things, provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee, agent or fiduciary of the Registrant. The indemnification agreements also establish the procedures that will apply in the event a director or officer makes a claim for indemnification.
     The Registrant maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, Maryland on this 29th day of December, 2008.

SUCAMPO PHARMACEUTICALS, INC.
By:	/s/ Ryuji Ueno
Ryuji Ueno, M.D., Ph.D., Ph.D.
Chief Executive Officer, Chief Scientific Officer and Chair of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Sucampo Pharmaceuticals, Inc., hereby severally constitute and appoint Ryuji Ueno, Jan Smilek and Brent B. Siler, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryuji Ueno	Chief Executive Officer (Principal	December 29, 2008

Ryuji Ueno, M.D., Ph.D., Ph.D.	Executive Officer), Chief Scientific Officer and Director

/s/ Jan Smilek	Chief Financial Officer (Principal	December 29, 2008

Jan Smilek	Financial and Accounting Officer)

/s/ Anthony C. Celeste	Director	December 29, 2008

Anthony C. Celeste

/s/ Gayle Dolecek	Senior Vice President of Research and	December 29, 2008

Gayle Dolecek	Development and Director

/s/ Andrew J. Ferrara	Director	December 29, 2008

Andrew J. Ferrara

/s/ Sachiko Kuno	Director	December 29, 2008

Sachiko Kuno

/s/ Timothy I. Maudlin	Director	December 29, 2008

Timothy I. Maudlin

/s/ V. Sue Molina	Director	December 29, 2008

V. Sue Molina

Director

John C. Wright

INDEX TO EXHIBITS

Number	Description

4.1(1)	Certificate of Incorporation of the Registrant

4.2(2)	Certificate of Amendment

4.3(3)	Restated Bylaws of the Registrant

5.1	Opinion of Cooley Godward Kronish LLP, counsel to the Registrant

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLC

24	Power of attorney (included on signature page)

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2008, and incorporated herein by reference.

(2)	Previously filed as Exhibit 3.2 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2008, and incorporated herein by reference.

(3)	Previously filed as Exhibit 3.3 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2008, and incorporated herein by reference.